ARTICLES OF AMENDMENT

               TO THE ARTICLES OF INCORPORATION OF

                            COLE, INC.


          Pursuant to the provisions of Section 16-10a-1006 of the Utah Revised Business Corporation Act (the "Act"), the undersigned corporation hereby adopts the following Articles of Amendment to its Articles of Incorporation.

          FIRST:    The name of the corporation is Cole, Inc.

          SECOND:   The following amendments to the Articles of
Incorporation of the corporation were duly adopted by the written consent of the holders of a majority of the corporation's issued and outstanding shares in accordance with Section 16-10a-704 of the Act on August 11, 2003, following approval thereof by the Board of Directors in the manner prescribed by the Act, to-wit:

                       Article IV- Stock

                       The aggregate number of shares which this corporation shall have authority to issue is 55,000,000 shares, divided into two classes, 50,000,000 shares of common stock of a par value of one cent ($0.01) per share and 5,000,000 shares of preferred stock of a par value of one cent ($0.01) per share, with the preferred stock having such rights and preferences as the Board of Directors shall determine. Fully paid stock of this corporation shall not be liable to any further call or assessment.

                        Article XI -
        Board of Director Authorization to Change Corporate Name

                       The Board of Directors shall have the right to change the name of the corporation without shareholder approval to a name that reflects the industry or business in which the corporation's business operations are conducted or to a name that will promote or conform to any principal product, technology or other asset of the corporation that the Board of Directors, in its sole discretion, deems appropriate.

          THIRD:     This amendment does not provide for any
exchange, reclassification or cancellation of issued shares.

          FOURTH:   The effective date of this amendment shall be the date
of the filing of these Articles of Amendment.

          FIFTH:    This amendment was not adopted by the incorporators or
the Board of Directors without stockholder action.

          SIXTH:    (a)  The designation and number of outstanding shares
of each class entitled to vote thereon as a class were as follows:

               CLASS                    NUMBER OF SHARES

               Common                   1,085,051

                    (b) The number of shares voted for such amendments was 594,750, with none opposing and none abstaining.

          IN WITNESS WHEREOF, the undersigned President and Secretary, having been thereunto duly authorized, have executed the foregoing Articles of Amendment for the corporation under the penalty of perjury this 4th day of September, 2003.

                                   COLE, INC.


                                   By /s/ James P. Doolin, President
Attest:

/s/ Luke Bradley, Secretary